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                                                                    EXHIBIT 23.3
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                       Consent of Independent Accountants
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Board of Directors Agile Software Corporation

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Agile Software Corporation to be filed on or about December 17, 1999, of our report dated June 18, 1999, except as to Note 11, which is as of October 10, 1999, with respect to the balance sheets of Digital Market, Inc. as of March 31, 1999 and 1998 and the related statements of operation, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended March 31, 1999 which report appears in the Form S-1/A of Agile Software Corporation dated December 13, 1999. Our report dated June 18, 1999, except as to Note 11, which is as of October 10, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception and has an accumulated deficit, which raises substantial doubt about is ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP
KPMG LLP

Mountain View, California
December 17, 1999